UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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BARNES & NOBLE, INC.

(Name of Registrant as Specified in Its Charter)

YUCAIPA AMERICAN ALLIANCE FUND II, L.P.

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P.

YUCAIPA AMERICAN ALLIANCE FUND II, LLC

YUCAIPA AMERICAN FUNDS, LLC

YUCAIPA AMERICAN MANAGEMENT, LLC

THE YUCAIPA COMPANIES LLC

RONALD W. BURKLE

STEPHEN F. BOLLENBACH

MICHAEL S. MCQUARY

ROBERT P. BERMINGHAM

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On September 13, 2010, The Yucaipa Companies sent the following letter to the Stockholders of Barnes & Noble, Inc.:

ENOUGH WITH THE FICTION

September 13, 2010

Dear Fellow Barnes & Noble Stockholders:

The Barnes & Noble Board keeps trying to scare you with misleading statements about Yucaipa to distract you from the real issues:

•	the Company’s profitability has been in a steady decline for the past several years;[1]

•	the Riggio family has benefited from years of related party transactions with the Company; and

•

this Board has not been proactive in fostering a culture of good corporate governance and has only recently engaged in what we believe are reactionary half-measures in response to our pressuring the Company for change.

This Board also continues to claim that we are trying to “steal” the Company without paying you a control premium. Aside from the fact that this is completely untrue, those are pretty brazen charges when you consider that:

•	Leonard Riggio and other insiders collectively own over 36% of the stock;

•	this Board approved a poison pill that locks in Leonard Riggio’s 33% voting and ownership advantage; and

•

this Board recently announced a “strategic alternatives review” which we believe is not being conducted on a level playing field and may be nothing more than a thinly-veiled strategy to get them through the proxy contest.

HERE ARE THE FACTS

This Board has presided over significant destruction of stockholder value by any number of measures — profitability, stock trading price, total stockholder return, you name it.2 In fact, they just recently trotted out an eight-year old transaction as an example of a related party transaction with Leonard Riggio that produced value for non-Riggio stockholders.

[1]

The Company’s EBITDA has consistently fallen from $415 million in fiscal year 2007 to $281 million in fiscal year 2010, or a decline of over 47% during that period. The Company’s diluted earnings per share has also consistently fallen over the same period from $2.16 to $0.63 per share, or a decline of over 70% during that period.

[2]

For the one year period ended July 30, 2010, the Company’s stock price fell by 44%, and the Company’s stock has also underperformed the Company’s self-selected compensation peer index by 54%, the Dow Jones Specialty Retail Index by nearly 60% and the S&P 500 by 82%. Over the one year, three year and five year periods ended July 30, 2010, the Company’s total stockholder return was -39.8%, -52.7% and -58.9%, respectively. In each of those three periods, the Company’s total stockholder return also underperformed the cumulative total stockholder returns of the companies in the Dow Jones Specialty Retail Index and was in the bottom tenth percentile of the companies in the index.

They neglected to mention that Mr. Riggio himself profited disproportionately to the other stockholders in the transaction.3 Why did they have to go so far back to find that lone example? Is it because they have had a long dry spell and have stalled since then? We believe the proof is in the Company’s declining profitability and share price.

This Board also missed the boat on e-books and right now are furiously funneling cash at their digital media strategy and slashing hardware prices in a desperate effort to come from behind — profits be damned. Wouldn’t it have been better for the Company to invest that money earlier instead of purchasing a bricks and mortar, low-margin college textbooks business from Leonard Riggio for half a billion dollars?

WHY IS THIS BOARD ONLY REACTIVE?

Since Yucaipa started actively voicing its concerns about the Company’s corporate governance, the Board has engaged in a flurry of activity. However, we believe the Board’s actions are only reactionary half-measures in response to our pressure. For example:

•	It took us questioning and bringing litigation challenging the poison pill for the Board to amend the pill twice in an unsuccessful attempt to clean up its wording.

•

Only after we questioned the qualifications and business and personal entanglements of two incumbents did the Board drop them from the Company’s slate and try to sell you two hastily selected replacements.

•

The Board only recently announced a strategic alternatives review process that we believe is a cynical proxy contest strategy tainted by such a tilted playing field that no bidders will participate, other than Leonard Riggio.

•

After Leonard Riggio took advantage of a poison pill loophole to exercise out-of-the-money stock options to buy himself almost a million extra votes, the Board did nothing until we went to court. The Vice Chancellor recently entered an order prohibiting Mr. Riggio from voting those new shares at the annual meeting.

Do you think the Board would have taken any of these actions if Yucaipa had not spoken up? Once the annual meeting has passed, will the Board go back to business-as-usual without new outside investor-nominated directors to watch what they do?

We believe Barnes & Noble’s stockholders deserve a Board that is proactive rather than reactive. Given our ability to prompt these changes from the outside, imagine what we might accomplish if you elect our nominees to the Board.

[3]

Babbage’s (the precursor to GameStop) was purchased for $58.5 million out of bankruptcy in 1996 and less than 3 years later was sold to the Company for $218 million, or nearly four times the original purchase price.

WE ARE NOT SEEKING CONTROL

Contrary to the Board’s repeated misstatements, Yucaipa has no hidden agenda to take control of the Company. Yucaipa is seeking your support to elect only three nominees to a nine-person staggered board of directors. If we are successful in electing all three of our nominees to the Board, the incumbent Board will still hold six of nine seats and therefore would continue to control the Board. That is hardly “control” and shows you just how fictional their hysterical claims are.

We have repeatedly stated that our three director nominees are committed to constructively working with their fellow directors to enhance value for all stockholders. You have tried the status quo and watched the value of your company steadily decline. Isn’t it time for new, investor-nominated directors who can encourage and work with the Board to pursue other, better ideas?

WHO WILL BENEFIT FROM THE STRATEGIC ALTERNATIVES REVIEW?

We have voiced our doubts about the sincerity and validity of the strategic alternatives review since it was announced.

What kind of Board announces a strategic alternatives review and then allows Leonard Riggio, its biggest inside stockholder, to compromise the announcement by announcing he may make a bid? What kind of Board allows a strategic alternatives review process in which only one potential bidder — Leonard Riggio — is given a Board-authorized 33% voting and stock ownership bidding advantage over all other potential bidders? What kind of Board allows Leonard Riggio’s personal financial advisor, who advised him on the college textbooks transaction, to then advise the Company on the poison pill and now advise the Company on the strategic alternatives review process?

Does the Board seriously think anyone else will even bother to bid knowing these facts? We believe no other bidder will attempt to buy the Company at any price, as long as Leonard Riggio is opposed to a sale or is himself trying to buy the Company on the cheap by leveraging his locked in 33% unfair stock ownership and voting advantage. Do you think he will give up the opportunity for more personal financial benefits he and his family have received from the years of related party transactions, unless he believes he can buy the Company at a lowball price?

If our nominees are not elected at the annual meeting to act as a check on inappropriate related party transactions, will Leonard Riggio get to dictate the timing of yet another related party transaction for his benefit? Will the Company announce yet another Board-approved related party deal with the Riggios? Or, will they quietly fold up their strategic alternatives tent and go back to business as usual?

We think the stockholders deserve new, independent directors to make sure the strategic alternatives review process is fair and legitimate. We believe the election of our nominees will let potential bidders for the Company know they will have a real opportunity on a level playing field. That is why upon election we believe two of our three nominees, Stephen F. Bollenbach and Michael S. McQuary, should immediately be appointed to the strategic alternatives review committee to help ensure everything is on the up-and-up.

OUR ECONOMIC INTERESTS ARE ALIGNED WITH YOURS

We believe you should welcome new Board members nominated by Yucaipa as a check on more insider transactions, and to ensure the Board does not backslide into their reactive-only style of corporate governance. We have the same economic interests as you in unlocking stockholder value, and our nominees are committed to working for the interests of all stockholders. While our independent nominees will only be a minority of the Board and will not be able to dictate the future direction of the Company, our nominees can act as your eyes, ears and voice in the Boardroom and blow the whistle on future inappropriate related party transactions.

Despite the Board’s persistent fear-mongering, we have always been clear about our goal — we want to enhance value for all Barnes & Noble stockholders. To do that, we believe now more than ever it is important to have outside, independent investor representation on the Board. Our director nominees offer a wealth of real world retail, technology and corporate governance experience to a Board we believe can truly benefit from that expertise.

Our message for the stockholders is simple: It’s about fairness, ensuring a meaningful strategic review process on a level playing field, a proactive belief in good corporate governance, and giving all Barnes & Noble stockholders a voice in the direction of the company they own.

We cannot make these important changes without your help, so please vote the enclosed GOLD proxy card FOR our three director nominees and FOR our proposal requesting that the Board of Directors amend the poison pill TODAY. Because the Riggio family and other Company insiders now own over 36% of the Company’s stock, every vote counts.

Thank you for your consideration and support,

THE YUCAIPA COMPANIES

On Behalf of

Yucaipa American Alliance Fund II, L.P.

and

Yucaipa American Alliance (Parallel) Fund II, L.P.

***

Please discard and do not sign or return any white proxy card sent to you by or on behalf of Barnes & Noble, even as a sign of protest. If you previously voted using a white proxy card sent to you by or on behalf of Barnes & Noble, you have every legal right to change your vote by signing, dating, and mailing the enclosed GOLD proxy card in the enclosed postage paid envelope, or by submitting your vote by telephone or over the internet using the telephone or internet voting instructions printed on the GOLD proxy card, or by voting in person at the Annual Meeting. Only your latest dated proxy card (or telephone or internet vote) will count.

Yucaipa has filed a definitive proxy statement and related materials with the Securities and Exchange Commission (“SEC”) in connection with Yucaipa’s solicitation of proxies to elect its nominees to the Barnes & Noble Board of Directors and to approve its proposal to amend Barnes & Noble’s poison pill at the 2010 Annual Meeting of Stockholders. Barnes & Noble stockholders should read Yucaipa’s definitive proxy statement and its other publicly-filed proxy materials as they become available, because they contain important information. Information regarding the direct and indirect interests of Yucaipa and each other participant in the solicitation of proxies by Yucaipa are included in Yucaipa’s proxy materials filed with the SEC. Yucaipa’s proxy materials and other SEC filings may be accessed without charge at the SEC’s website at www.sec.gov.

If you have any questions, require assistance with voting your GOLD proxy card, or need additional copies of our proxy materials, please contact:

105 Madison Avenue

New York, NY 10016

bks@mackenziepartners.com

(212) 929-5500 (Call Collect) or TOLL-FREE (800) 322-2885

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